SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2015

WABASH NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10883	52-1375208

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Sagamore Parkway South Lafayette, Indiana	47905

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 771-5300

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On June 4, 2015, Wabash National Corporation (the “Company,” “Wabash” or “we”) entered into a Joinder and First Amendment to Amended and Restated Credit Agreement, First Amendment to Amended and Restated Security Agreement and First Amendment to Amended and Restated Guaranty Agreement (the “Amendment”) by and among the Company, certain of its subsidiaries designated as Loan Parties (as defined in the Amendment), Wells Fargo Capital Finance, LLC, as arranger and administrative agent (the “Agent”), PNC National Bank National Association, and the other Lenders party thereto. The Amendment amends, among other things, the Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of May 8, 2012, among the Company, certain subsidiaries of the Company from time to time party thereto (together with the Company, the “Borrowers”), the several lenders from time to time party thereto, and the Agent. The Credit Agreement, which was described in, and attached as an exhibit to, our Current Report on Form 8-K filed on May 14, 2012 (the “Original Form 8-K”), provided, among other things, for a five-year $150 million senior secured revolving credit facility (the “Credit Facility”) .

The Amendment, among other things (i) increases the total commitments under the Credit facility from $150 million to $175 million, and (ii) extends the maturity date of the Credit Facility from May 8, 2017 to June 4, 2020, but provides for an accelerated maturity in the event the Company’s outstanding 3.375% Convertible Senior Notes due 2018 (the “Convertible Notes”) are not converted, redeemed, repurchased or refinanced in full on or before the date that is 121 days prior to the maturity date thereof and the Company is not then maintaining, and continues to maintain until the Convertible Notes are converted, redeemed, repurchased or refinanced in full, (x) Liquidity of at least $125 million and (y) availability under the Credit Facility of at least $25 million. Liquidity is defined in the Credit Agreement and reflects the difference between (i) the sum of (A) unrestricted cash and cash equivalents and (B) availability under the Credit Facility and (ii) the amount necessary to fully redeem the Convertible Notes.

In addition, the Amendment (i) provides that borrowings under the Credit Facility will bear interest, at the Borrowers’ election, at (x) LIBOR plus a margin ranging from 150 basis points to 200 basis points (in lieu of the previous range from 175 basis points to 225 basis points), or (y) a base rate plus a margin ranging from 50 basis points to 100 basis points (in lieu of the previous range from 75 basis points to 125 basis points), in each case, upon the monthly average excess availability under the Credit Facility, (ii) provides that the monthly unused line fee shall be equal to 25 basis points (which amount was previously 37.5 basis points) times the average unused availability under the Credit Facility, (iii) provides that if availability under the Credit Facility is less than 12.5% (which threshold was previously 15%) of the total commitment under the Credit Facility or if there exists an event of default, amounts in any of the Borrowers’ and the subsidiary guarantors’ deposit accounts (other than certain excluded accounts) will be transferred daily into a blocked account held by the Agent and applied to reduce the outstanding amounts under the Credit Facility, (iv) provides that the Company will be required to maintain a minimum fixed charge coverage ratio of not less than 1.1 to 1.0 as of the end of any period of 12 fiscal months when excess availability under the Credit Facility is less than 10% (which threshold was previously 12.5%) of the total commitment under the Credit Facility and (v) amends certain negative covenants in the Credit Agreement.

Except as amended by the Amendment, the remaining terms of the Credit Agreement remain in full force and effect.

The foregoing descriptions of the Credit Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of each of the Credit Agreement and the Amendment, which are attached to the Original Form 8-K as Exhibit 10.1 and this Current Report as Exhibit 10.1, respectively.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01  Entry into a Material Definitive Agreement” is incorporated in this Item 2.03 by reference. At the time of entering into the Amendment on June 4, 2015, the Company had no obligations outstanding under the Credit Agreement, as amended.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Joinder and First Amendment to Amended and Restated Credit Agreement, First Amendment to Amended and Restated Security Agreement and First Amendment to Amended and Restated Guaranty Agreement dated June 4, 2015 by and among Wabash National Corporation, certain of its subsidiaries designated as Loan Parties (as defined in the Amendment), Wells Fargo Capital Finance, LLC, as arranger and administrative agent, PNC National Bank National Association, and the other Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wabash National Corporation

Date: June 10, 2015	By:	/s/ Jeffery L. Taylor
Jeffery L. Taylor
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Joinder and First Amendment to Amended and Restated Credit Agreement, First Amendment to Amended and Restated Security Agreement and First Amendment to Amended and Restated Guaranty Agreement dated June 4, 2015 by and among Wabash National Corporation, certain of its subsidiaries designated as Loan Parties (as defined in the Amendment), Wells Fargo Capital Finance, LLC, as arranger and administrative agent, PNC National Bank National Association, and the other Lenders party thereto.